                                                                     Exhibit 2.2
                                                                     -----------



                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                     CALIFORNIA KIDNEY CENTERS, ORANGE, LLC
                                       and

                   RENAL TREATMENT CENTERS - CALIFORNIA, INC.

                           DATED AS OF OCTOBER 6, 1997

                                TABLE OF CONTENTS

                                                                          PAGE

ARTICLE 1.            PURCHASE AND SALE OF ASSETS..........................  1

         Section 1.1  Assets to be Transferred.............................  1
         Section 1.2  Assumed Contracts....................................  2

ARTICLE 2.            ASSUMPTION OF LIABILITIES............................  2

         Section 2.1  Liabilities to be Assumed............................  2
         Section 2.2  Liabilities Not to be Assumed........................  3

ARTICLE 3.            PAYMENT OF PURCHASE PRICE; CLOSING ..................  3

         Section 3.1  Purchase Price.......................................  3
         Section 3.2  Payment of Purchase Price............................  3
         Section 3.3  Closing..............................................  3
         Section 3.4  Items to be Delivered at the Closing by the Company..  3
         Section 3.5  Items to be Delivered at the Closing by the Purchaser. 4
         Section 3.6  Prorations...........................................  4

ARTICLE 4.            REPRESENTATIONS AND WARRANTIES OF THE COMPANY........  4

         Section 4.1  Formation and Existence..............................  4
         Section 4.2  Power and Authority..................................  5
         Section 4.3  Conflicts............................................  5
         Section 4.4  Financial Statements.................................  5
         Section 4.5  Title to and Condition of Assets.....................  5
         Section 4.6  Subsidiaries and Partnerships........................  6
         Section 4.7  Contracts............................................  6
         Section 4.8  Proprietary Rights...................................  6
         Section 4.9  Sufficiency of Purchased Assets......................  6
         Section 4.10  Compliance With Laws................................  6
         Section 4.11  Litigation..........................................  7
         Section 4.12  Labor Matters.......................................  7
         Section 4.13  Liabilities.........................................  7
         Section 4.14  Environmental.......................................  8
         Section 4.15  Brokers' Fees.......................................  8
         Section 4.16  Required Filings and Consents.......................  8
         Section 4.17  Patients............................................  8
         Section 4.18  Physicians..........................................  8
         Section 4.19  Medicare Certification; State Licensure.............  8
         Section 4.20  Ownership...........................................  9
         Section 4.21  Insurance...........................................  9

ARTICLE 5.            REPRESENTATIONS AND WARRANTIES OF THE PURCHASER......  9

         Section 5.1  Corporate Existence..................................  9
         Section 5.2  Corporate Power and Authority........................  9
         Section 5.3  Conflicts............................................  9
         Section 5.4  Litigation........................................... 10
         Section 5.5  Brokers' Fees........................................ 10

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                                TABLE OF CONTENTS

                                                                          PAGE

         Section 5.6  Financing............................................ 10
         Section 5.7  Compliance With Laws................................. 10

ARTICLE 6.            COVENANTS OF THE COMPANY AND THE PURCHASER........... 10

         Section 6.1  Company Covenants.................................... 10
         Section 6.2  Purchaser Covenants.................................. 12

ARTICLE 7.            CONDITIONS TO OBLIGATION OF PURCHASER TO CLOSE....... 13

         Section 7.1  Accuracy of Representations and Warranties........... 13
         Section 7.2  Performance.......................................... 13
         Section 7.3  Governmental Consents................................ 13
         Section 7.4  Third Party Consents................................. 13
         Section 7.5  Additional Documents................................. 14
         Section 7.6  No Injunction........................................ 14

ARTICLE 8.            CONDITIONS TO OBLIGATION OF THE COMPANY TO CLOSE..... 14

         Section 8.1  Accuracy of Representations and Warranties........... 14
         Section 8.2  Performance.......................................... 14
         Section 8.3  No Injunction........................................ 14
         Section 8.4  Equityholder Approval; Attorney General Consent...... 14
         Section 8.5  Governmental Consents................................ 15
         Section 8.6  Third Party Consents................................. 15
         Section 8.7  Additional Documents................................. 15

ARTICLE 9.            TERMINATION OF AGREEMENT............................. 15

         Section 9.1  Right to Terminate Agreement......................... 15
         Section 9.2  Effect of Termination................................ 15

ARTICLE 10.           INDEMNIFICATION AND RELATED MATTERS.................. 16

         Section 10.1  Indemnification by the Company...................... 16
         Section 10.2  Indemnification by the Purchaser.................... 16
         Section 10.3  Expiration of Representations,
                        Warranties and Covenants........................... 16
         Section 10.4  Deductible Amount................................... 16
         Section 10.5  Maximum Liability................................... 17
         Section 10.6  Knowledge of Breach................................. 17
         Section 10.7  No Implied Representations.......................... 17
         Section 10.8  Indemnification Claims.............................. 17
         Section 10.9  Defense of Third Party Actions...................... 18
         Section 10.10  Subrogation........................................ 18
         Section 10.11  Exclusivity........................................ 19
         Section 10.12  Accounts Receivable................................ 19
         Section 10.13  Tax Matters........................................ 19
         Section 10.14  Tail Insurance..................................... 19

ARTICLE 11.           MISCELLANEOUS PROVISIONS............................. 19

                                TABLE OF CONTENTS

                                                                          PAGE

         Section 11.1  Time of Essence..................................... 19
         Section 11.2  Compliance with Laws................................ 19
         Section 11.3  Publicity........................................... 19
         Section 11.4  Access of the Company to Books and Records.......... 20
         Section 11.5  Governing Law....................................... 20
         Section 11.6  Venue and Jurisdiction.............................. 20
         Section 11.7  Notices............................................. 20
         Section 11.8  Table of Contents and Headings...................... 21
         Section 11.9  Assignment.......................................... 21
         Section 11.10  Parties in Interest................................ 21
         Section 11.11  Severability....................................... 21
         Section 11.12  Entire Agreement................................... 21
         Section 11.13  Expenses........................................... 21
         Section 11.14  Waiver............................................. 22
         Section 11.15  Amendments......................................... 22
         Section 11.16  Counterparts....................................... 22
         Section 11.17  Waiver of Bulk Transfer Laws....................... 22
         Section 11.18  Post-Signing Procedure............................. 22
         Section 11.19  Interpretation of Agreement........................ 22
         Section 11.20  Commercially Reasonable Efforts.................... 23

EXHIBITS:

Exhibit A         Defined Terms
Exhibit B         Bill of Sale and Assignment
Exhibit C         Noncompetition Agreement
Exhibit D         Assumption Agreement
Exhibit E         Allocation of Purchase Price
Exhibit F         Statement of Adjustments

SCHEDULES:

Disclosure Schedule
Schedule 6.2(e)   Assumed Employees

                                      iv.

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of October 6, 1997, by and between CALIFORNIA KIDNEY CENTERS, ORANGE, LLC, a California limited liability company (the "Company") and RENAL TREATMENT CENTERS
- CALIFORNIA, INC., a Delaware corporation (the "Purchaser"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

                                    RECITALS

         A. The Company provides (i) outpatient dialysis services to end stage renal disease patients ("ESRD Patients") at Medicare certified outpatient hemodialysis facilities owned by the Company, (ii) home dialysis supplies and support services and (iii) acute inpatient dialysis services at local hospitals in Irvine, California under contract (collectively, the "Business").

         B. The Purchaser and its Affiliates are experienced in the ownership, management and operations of hemodialysis facilities and inpatient dialysis services.

         C. The Purchaser desires to purchase from the Company, and the Company desires to sell to the Purchaser, substantially all of the assets of the Company relating to the Business.

                                    AGREEMENT

         NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the parties, intending to be legally bound, agree as follows:

                                    ARTICLE 1
                          PURCHASE AND SALE OF ASSETS.

         Section 1.1 Assets to be Transferred. Subject to the terms and conditions of this Agreement, on the Closing Date the Company shall sell, transfer, convey, assign, and deliver to the Purchaser, and the Purchaser shall purchase and accept from the Company, all of the assets, rights, claims and contracts (of every kind and nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise, wherever situated) owned by the Company and used in the conduct of the Business, except the Excluded Assets, (the "Purchased Assets"). The Purchased Assets shall include, without limitation, the following other than Excluded Assets:

         (a) Fixtures. All fixtures and improvements to any real property in which the Company has a leasehold interest used in the conduct of the Business.

         (b) Personal Assets. All tangible personal property, including without limitation, all equipment, materials, dialysis machines, dialysis chairs, home dialysis equipment, computers and related hardware, telecopy and photocopy machines and telecommunications equipment used in the conduct of the Business as more particularly described in Part 4.5(a) of the Disclosure Schedule.

         (c) Inventory. All inventory of usable goods, including all medical supplies and other current assets used in the conduct of the Business, together with any additions thereto

                                      1.

and subject to any reductions therefrom received, ordered or in transit by the Company operating the Business in the ordinary course after the date hereof through the Closing Date.

         (d) Proprietary Rights. All Proprietary Rights used in the conduct of the Business.

         (e) Goodwill. All of the goodwill of the Business.

         (f) Contracts. All contracts, contractual rights, and other written agreements of the Company, including, without limitation, all payor agreements, supply agreements, medical director agreements, license agreements, consulting agreements, real estate leases and acute dialysis service agreements used in the conduct of the Business (the "Assumed Contracts").

         (g) Licenses; Permits. To the extent permitted by Law, all licenses, permits, certificates and approvals of the Company used in the conduct of the Business. The Company agrees to use commercially reasonable efforts to cause any license, permits, certificates or approvals assignable with the consent of a Governmental Entity to be assigned to the Purchaser before the Closing Date, and, if not assigned or transferred by the Closing Date, to be assigned or transferred thereafter.

         Section 1.2 Assumed Contracts. To the extent that any Assumed Contract for which assignment is provided herein is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. The Company and the Purchaser agree to use commercially reasonable efforts (without any requirement on the part of the Purchaser or the Company to pay any money or agree to any change in the terms of any such Assumed Contract) to obtain the consent of such other party to the assignment of any such Assumed Contract to the Purchaser in all cases in which such consent is or may be required for such assignment. If any such consent shall not be obtained, the Company agrees to cooperate with the Purchaser in any reasonable arrangement designed to provide for the Purchaser the benefits intended to be assigned to the Purchaser under the relevant Assumed Contract, including enforcement at the cost and for the account of the Purchaser of any and all rights of the Company against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. If and to the extent that such arrangement cannot be made, the Purchaser, upon notice to the Company, shall have no obligation pursuant to Section 2.1 or otherwise with respect to any such Assumed Contract and any such Assumed Contract shall not be deemed to be a Purchased Asset hereunder.

                                    ARTICLE 2
                           ASSUMPTION OF LIABILITIES.

         Section 2.1 Liabilities to be Assumed Subject to the terms and conditions of this Agreement, on the Closing Date, the Purchaser shall assume and agree to perform and discharge to the extent indicated below the following, and only the following, specific liabilities and obligations of the Company (collectively the "Assumed Liabilities"):

         (a) Contractual Liabilities. The Company's liabilities and obligations arising from and after the Closing Date under and pursuant to the Assumed Contracts.

                                      2.

         (b) Liabilities Under Permits and Licenses. The Company's obligations arising from and after the Closing Date under any permits or licenses listed in
Part 4.10(b) of the Disclosure Schedule and assigned to the Purchaser at or after the Closing.

         (c) H-S-R Filing. All fees incurred by the parties in connection with the filing under the HSR Act.

         Section 2.2 Liabilities Not to be Assumed. Except as and to the extent specifically set forth in Section 2.1, the Purchaser is not assuming any debts, liabilities, obligations or contracts of the Company and all such debts, liabilities, obligations and contracts shall be and remain the responsibility of the Company.

                                    ARTICLE 3
                      PAYMENT OF PURCHASE PRICE; CLOSING.

         Section 3.1 Purchase Price. The purchase price (the "Purchase Price") for the Purchased Assets shall be:

         (a) the assumption of the Assumed Liabilities;
plus
         (b) the sum of Six Million Seventy-Six Thousand Dollars
($6,076,000) in cash.

         Section 3.2 Payment of Purchase Price. The Purchase Price shall be paid by the Purchaser as follows:

         (a) At the Closing, the Purchaser shall deliver to the Company such documents and instruments as are reasonably required to evidence the assumption of the Assumed Liabilities.

         (b) At the Closing, the Purchaser shall deliver to the Company in cash the sum of the amount required to be paid in Section 3.1.(b).

         Section 3.3 Closing. The closing of the Acquisition (the "Closing") is contemplated to take place on or before the Scheduled Closing Time, and shall take place at the offices of Cooley Godward LLP, and shall occur within five (5) days after the last to occur of, (a) approval of the Acquisition and the transactions contemplated by the Agreement by the Office of the California Attorney General, (b) the termination of the applicable waiting period under the HSR Act, and (c) upon satisfaction of the conditions set forth herein, or at such other place, time and/or date as may be jointly designated by the Company and the Purchaser.

         Section 3.4 Items to be Delivered at the Closing by the Company. At the Closing, the Company shall deliver or cause to be delivered to the
Purchaser:

         (a) Bill of Sale and Assignment, in substantially the form of Exhibit
B.

         (b) Instruments of transfer in the form customarily used in commercial transactions in the area in which the personal property is located sufficient to transfer each personal

                                      3.

property interest owned by the Company not otherwise transferred by the Bill of Sale referred to in Section 3.4(a).

         (c) Such other instruments of transfer necessary or appropriate to transfer to and vest in the Purchaser all of the Company right, title and interest in and to the Purchased Assets, including all necessary consents of third parties.

         (d) The opinions, certificates, consents and other documents referred to herein as then deliverable by the Company.

         (e) Noncompetition Agreement or Agreements, substantially in the form of Exhibit C (the "Noncompetition Agreement").

         (f) The Company and the Purchaser shall complete and deliver a statement of the allocation of purchase price in substantially the form of Exhibit E.

         Section 3.5 Items to be Delivered at the Closing by the Purchaser. At the Closing, the Purchaser shall deliver to the Company:

         (a) The cash portion of the Purchase Price.

         (b) An Assumption Agreement, in substantially the form of Exhibit D.

         (c) The opinions, certificates, consents and other documents referred to herein as then deliverable by the Purchaser.

         Section 3.6 Prorations. Except as otherwise set forth herein, at and as of the Closing Date, the Purchaser and the Company shall proportionately allocate (i) real property taxes and assessments for each of the Company's dialysis facilities, (ii) rents and other payments, including, without limitation, CAM charges, under the real property leases of the Company paid in advance of the Closing Date, (iii) utility and sewer charges paid in advance of the Closing Date, (iv) payments under the Assumed Contracts paid in advance of the Closing Date and (v) fees for transferable licenses and permits. All deposits under the Company's real property leases and all utilities and other deposits shall be remitted to the Company, or in lieu of such remittance, the amount of such deposits shall be added to the Purchase Price and paid over to the Company by the Purchaser. In the event the parties are unable to proportionately allocate such amounts and other operating expenses under this
Section 3.6, whether paid in advance or payable subsequent to the Closing, the parties agree to pro rate such amounts as of the Closing Date. On the Closing Date, or as soon as practicable thereafter, the Company and Purchaser shall complete and deliver a statement of adjustments in substantially the form of Exhibit F setting forth the various allocations described in this Section 3.6. Any party owing funds to the other party shall remit such amounts as soon as practicable, but in any event within 30 days after demand therefor.

                                    ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         Subject to the limitations set forth in Article 10 and elsewhere in this Agreement, to the best of its Knowledge, the Company hereby represents and warrants to the Purchaser that, except as set forth on the Disclosure Schedule, the following are accurate in all material respects:

                                      4.

         Section 4.1 Formation and Existence. The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of California. The Company has full power to carry on its business as now being conducted and to own and operate the property and assets now owned and operated by it, and is duly qualified to transact business and is in good standing in each jurisdiction where the ownership of its properties or the conduct of its business requires such qualification and the failure to be so qualified will have a Material Adverse Effect.

         Section 4.2 Power and Authority. The Company has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement to be executed by the Company in connection with the consummation of the transactions contemplated hereby (together with this Agreement, the "Acquisition Documents"), and to consummate the transactions contemplated hereby and thereby. This Agreement and each of the other Acquisition Documents will be at or prior to the Closing, duly and validly authorized, executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the other Acquisition Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

         Section 4.3 Conflicts. The execution and delivery by the Company of this Agreement and the other Acquisition Documents, the consummation of the transactions contemplated hereby or thereby or compliance by the Company with any of the provisions hereof or thereof (i) will not violate any provision of the partnership agreement/operating agreement of the Company; (ii) subject to obtaining the consents referred to in Part 4.3 of the Disclosure Schedule, will not conflict with, violate, result in the breach or termination of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company is a party or by which its properties or assets are bound; (iii) will not violate any statute, rule, regulation, order or decree of any Governmental Entity by which the Company is bound; or (iv) will not result in the creation of any encumbrance upon the Purchased Assets except, in case of clauses (ii) and (iii), for such conflicts, violations, breaches or defaults as will not have a Material Adverse Effect.

         Section 4.4 Financial Statements. The Company has furnished the Purchaser with the Financial Statements. Except as set forth therein, the Financial Statements fairly present, in all material respects, the financial condition and results of operations, as applicable, of the Company as of the dates and for the periods indicated thereon prepared in accordance with GAAP; provided, that the Unaudited Financial Statements are subject to normal recurring year-end adjustments, none of which are reasonably expected to have a Material Adverse Effect, and do not contain all footnotes required under GAAP.

         Section 4.5 Title to and Condition of Assets.

         (a) Marketable Title. The Company has good and merchantable title to all of its tangible assets used in the operations of the Business ("Physical Assets") or has valid leasehold interests in all leased real property and Physical Assets listed thereon as leased by the Company, except such as shall have been disposed of as obsolete or in the ordinary course of business since the date of Part 4.5(a) of the Disclosure Schedule. At Closing, the Purchaser shall receive good and merchantable title to the Purchased Assets free of any Encumbrances except for Permitted Encumbrances.

                                      5.

         (b) Condition. All of the Physical Assets are in good operating condition and repair, have been maintained consistent with the standards generally followed in the industry and applicable legal standards.

         Section 4.6 Subsidiaries and Partnerships. Except as set forth on
Part 4.6 of the Disclosure Schedule, the Company has no subsidiaries or investments in other corporations, partnerships or joint ventures.

         Section 4.7 Contracts. Part 4.7(a) of the Disclosure Schedule lists all written agreements to which the Company is a party or to which the Company, or any of its properties is subject or by which any thereof is bound that is deemed a Material Contract under this Agreement. As used in this Agreement, the term "Material Contract" shall mean each written agreement that (a) after December 31, 1996 obligates the Company to pay an amount of $50,000 or more, (b) has an unexpired term as of the date hereof in excess of one year, (c) contains a covenant not to compete or otherwise significantly restricts the Business of the Company, (d) provides for the extension of credit, (e) limits the ability of the Company to conduct its Business, including as to manner or place, (f) constitutes a collective bargaining agreement or provides for severance benefits to any officer, director or employee, (g) represents a written agreement with a third party payor, including but not limited to a provider agreement under a Medical Reimbursement Program, (h) represents a written agreement with a physician who provides service to the Company, (i) involves the providing of acute dialysis services, (j) provides for a leasehold in real property used in the operations of the Business, or (k) was not made in the ordinary course of business consistent with past practice. Part 4.7(a) of the Disclosure Schedule also identifies each written agreement of the Company in which its officers or directors (or any person, firm or corporation affiliated with such persons) have a material interest. Except as set forth on Part 4.7(a) of the Disclosure Schedule, each Material Contract is a legal, valid and binding agreement, and none of the Material Contracts is in default by its terms or has been canceled by the other party, and the Company has not received any claim of default under any such Material Contract, except where such failure, default or claim of default would not have a Material Adverse Effect. Part 4.7(b) of the Disclosure Schedule lists as of the date hereof all of the agreements and contracts of the Company used in the operation of the Business.

         Section 4.8 Proprietary Rights. Part 4.8 of the Disclosure Schedule sets forth all patents, trademarks, trade names, service marks, copyrights, and pending applications therefor, software (other than third-party "off-the-shelf" software), and intellectual property and other proprietary rights, the loss of which would reasonably be likely to have a Material Adverse Effect (the "Proprietary Rights"). Except as disclosed on Part 4.8 of the Disclosure Schedule, the Company is not bound by or a party to any options, licenses or agreements of any kind with respect to the Proprietary Rights except those that will not have a Material Adverse Effect. Except as disclosed on Part 4.8 of the Disclosure Schedule, the Company has not been informed of any claims or suits pending or threatened against the Company claiming an infringement by the Company of any patents, copyrights, licenses, trademarks, service marks or trade names of others.

         Section 4.9 Sufficiency of Purchased Assets. Except as set forth on
Part 4.9 of Disclosure Schedule, the Purchased Assets, both tangible and intangible, are (and as of the Closing will be) sufficient for the operation of the Business of the Company as currently conducted.

         Section 4.10 Compliance With Laws.

         (a) Compliance. The Company is in compliance with all laws, rules, regulations, orders, judgments, ordinances or decrees of any Governmental Entity applicable to the

                                      6.

Business (collectively, "Laws") (including, without limitation, Laws in respect of overpayments, refunds, discounts or adjustments in connection with Medical Reimbursement Programs ("Overpayments")), the non-compliance with which would have a Material Adverse Effect. Except as set forth in Part 4.10 of the Disclosure Schedule the Company has not received notice of any violation or alleged violation of, nor is the Company subject to any liability (whether accrued, absolute, contingent, direct or indirect) for past or continuing violation of, any Laws in connection with the Company's use of the Purchased Assets which would have a Material Adverse Effect.

         (b) Licenses and Permits.

         (i) The Company has all licenses, permits, approvals, authorizations and consents of all governmental and regulatory authorities and all certification organizations required for the operation of the Business of the Company as currently conducted. All such licenses, permits, approvals, authorizations and consents are described in Part 4.10 of the Disclosure Schedule, are in full force and effect and except as specifically indicated in
Part 4.10 of the Disclosure Schedule are assignable to the Purchaser in accordance with the terms hereof.

         (ii) Except as set forth in Part 4.10 of the Disclosure Schedule, the Company has been in compliance with all such permits and licenses, approvals, authorizations and consents. The Company is not the subject of any actual or threatened investigation of disciplinary action by the California Board of Health, the Health Care Financing Administration ("HCFA"), California Department of Health Services or the Office of Inspector General of the United States Department of Health and Human Services.

         Section 4.11 Litigation. Except as set forth in Part 4.11 of the Disclosure Schedule, there is no litigation, proceeding or investigation pending or threatened, by or against the Company before any Governmental Entity that would (i) prohibit or restrain the ability of the Company to enter into this Agreement or to consummate the transactions contemplated hereby or (ii) have a Material Adverse Effect.

         Section 4.12 Labor Matters. Part 4.12 of the Disclosure Schedule lists the collective bargaining agreements or other labor union contracts and employee benefit plans applicable to employees which are employed by the Company, and the Company is as of the date of this Agreement in full compliance with the terms and conditions of such agreements and contracts, except where the failure to be in compliance would not have a Material Adverse Effect. Except as set forth on
Part 4.12 of the Disclosure Schedule (i) there are no charges or allegations of unfair labor practices pending or threatened under Federal or state labor laws;
(ii) there are no pending arbitration matters or grievance procedures under any of the agreements listed in Part 4.12 of the Disclosure Schedule; (iii) there are no facts or conditions existing which upon the giving of notice, or lapse of time, will result in a breach under any collective bargaining agreement or under any of the other foregoing agreements, which will have a Material Adverse Effect; and (iv) there is no pending or threatened labor dispute, strike or work stoppage which will have a Material Adverse Effect.

         Section 4.13 Liabilities. Other than as set forth in Part 4.13 of the Disclosure Schedule or as reflected in the Financial Statements, there are no liabilities or contingent liabilities of a nature required to be reflected in the Financial Statements or the notes thereto affecting any of the Purchased Assets, except current liabilities incurred in the ordinary course of business subsequent to the Statement Date which will not have a Material Adverse Effect.


                                      7.

         Section 4.14 Environmental. All applicable federal, state and local laws relating to pollution, storage, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, hazardous or petroleum-based substances or wastes ("Waste") into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation Liability Act ("CERCLA"), as amended, and their state and local counterparts, are herein collectively referred to as the "Environmental Laws." Except as set forth in Part 4.14 of the Disclosure Schedule, the Company is in compliance in all material respects with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws. There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, official proceeding, notice or demand letter pending or threatened against the Company relating in any way to the Environmental Laws.

         Section 4.15 Brokers' Fees. Except for the consideration payable to Hambrecht & Quist, which shall be the sole responsibility and obligation of the Company, neither the Company nor any of the Subsidiaries has incurred any liability for brokerage fees, finders' fees, agents' commissions or other similar forms of compensation in connection with this Agreement and the transactions contemplated hereby.

         Section 4.16 Required Filings and Consents. Except as set forth on Part
4.16 of the Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, will not prevent the Company from performing its obligations under this Agreement, and will not have a Material Adverse Effect.

         Section 4.17 Patients. Part 4.17 of the Disclosure Schedule lists, as of the last treatment date prior to the date hereof, all Registered Patients (by patient code) for which the Company provides either in-center treatment or home dialysis support services. The Company makes no representation or warranty as to which, if any, of the Registered Patients listed on Part 4.17 of the Disclosure Schedule will continue to receive services from the Business subsequent to such last treatment date.

         Section 4.18 Physicians. Part 4.18 of the Disclosure Schedule lists all physicians or groups of physicians admitting patients to the Company's dialysis facilities indicating the number of Registered Patients admitted by each such physician or group of physicians. The Company makes no representation or warranty as to which, if any, physicians listed on Part 4.18 of the Disclosure Schedule will continue to admit or keep patients at the Company's dialysis facilities subsequent to the date hereof.

         Section 4.19 Medicare Certification; State Licensure. Each of the Company's dialysis facilities are certified under the conditions of coverage and participation in the federal Medicare program as an end stage renal disease facility providing the end stage renal disease services indicated on Part 4.19 of the Disclosure Schedule. The operating certificate issued by California Department of Health Services and the Medicare certificates of the Company's dialysis facilities are in full force and effect and no violation of the conditions and standards of coverage, participation or certification exists.

                                      8.

         Section 4.20 Ownership. Part 4.20 of the Disclosure Schedule is a complete and accurate list of all beneficial owners of an equity interest in the Company, and, in the case of any beneficial owner who is not a natural person, all beneficial owners of an equity interest therein.

         Section 4.21 Insurance. Except as set forth in Part 4.21 of the Disclosure Schedule, for the five (5) year period prior to the date of this Agreement, the Company has maintained adequate insurance for the Business and the Purchased Assets with respect to risks normally insured against by similar businesses.

                                    ARTICLE 5
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

         Subject to the limitations set forth in Article 10 and elsewhere in this Agreement, to the best of its Knowledge, the Purchaser hereby represents and warrants to the Company that the following are accurate in all material respects:

         Section 5.1 Corporate Existence. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with full corporate power to carry on its business as now being conducted and to own and operate the property and assets now owned and operated by it, and is duly qualified to transact business and is in good standing in each jurisdiction where the ownership of its properties or the conduct of its business requires such qualification and the failure to be so qualified would have a material adverse effect on the business, operations or financial condition of the Purchaser (a "Purchaser Material Adverse Effect").

         Section 5.2 Corporate Power and Authority. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the other Acquisition Documents and to consummate the transactions contemplated hereby and thereby. All corporate action necessary to authorize the execution, delivery and performance of this Agreement and each of the other Acquisition Documents has been duly taken by the Purchaser. This Agreement has been, and each of the Acquisition Documents will be at or prior to the Closing, duly and validly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Acquisition Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

         Section 5.3 Conflicts. Neither the execution and delivery by the Purchaser of this Agreement and the other Acquisition Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Purchaser with any of the provisions hereof or thereof will (i) violate any provision of the certificate of incorporation or bylaws of the Purchaser;
(ii) conflict with, violate, result in the breach or termination of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Purchaser is a party or by which its respective properties or assets are bound; or (iii) violate any statute, rule, regulation, order or decree of any Governmental Entity by which the Purchaser is bound except, in case of clauses (ii) and (iii), for such conflicts, violations, breaches or defaults as will not have a Purchaser Material Adverse Effect.

                                      9.

         Section 5.4 Litigation. There is no litigation, proceeding or investigation pending or, to the Purchaser's knowledge, threatened, by or against the Purchaser before any Governmental Entity that would prohibit or restrain the ability of the Purchaser to enter into this Agreement or to consummate the transactions contemplated hereby.

         Section 5.5 Brokers' Fees. The Purchaser has not incurred any liability for brokerage fees, finders' fees, agents' commissions or other similar forms of compensation in connection with this Agreement and the transactions contemplated.

         Section 5.6 Financing. The Purchaser has available all of the funds necessary to perform its obligations hereunder and under the other Acquisition Documents.

         Section 5.7 Compliance With Laws. The Purchaser is in compliance with all laws, regulations, orders, judgments, ordinances or decrees of any Governmental Entity applicable to the business of the Purchaser, the non-compliance with which would have a Purchaser Material Adverse Effect. The Purchaser has not received notice of any violation or alleged violation of, nor are any of them subject to any liability (whether accrued, absolute, contingent, direct or indirect) for past or continuing violation of, any laws, regulations, orders, judgments, ordinances or decrees of any Governmental Entity applicable to the business of the Purchaser.

                                    ARTICLE 6
                   COVENANTS OF THE COMPANY AND THE PURCHASER.

         Section 6.1 Company Covenants. The Company covenants that from the date of this Agreement until the Closing (the "Pre-Closing Period"):

         (a) Conduct of Business in Ordinary Course. Except as disclosed on Part 6.1(a) of the Disclosure Schedule or as contemplated by this Agreement or any other Acquisition Document or as may be necessary to carry out the transactions contemplated by this Agreement or any other Acquisition Document, the Company will carry on its business in the ordinary course, and it shall not make or institute any unusual or novel methods of purchase, sale, lease, management, accounting or operation that will vary materially from those methods used by it prior to the date of this Agreement. The Company will not sell, lease or dispose of, or agree to sell, lease or dispose of, any of the assets or properties of the Company other than in the ordinary course of business, or pursuant to any existing plan, agreement or practice. The Company will carry on its business diligently and in the same manner as heretofore and will continue to see patients and will not make or institute any adverse changes in its method of purchase, medical treatment, management, accounting or operation.

         (b) Preservation of Business and Relationships. The Company will use commercially reasonable efforts to preserve its business intact and to maintain its present material relationships with patients, creditors, suppliers, lessors, licensors, employees and others having business relationships with it or them.

         (c) The Purchaser's Access to Premises and Information. The Purchaser and its Associates shall have reasonable access during normal business hours to all properties, books, accounts, records, contracts and documents of or relating to the Company.

         (d) Governmental Approvals. The Company shall cooperate with the Purchaser (i) in promptly determining whether any governmental approvals, authorizations, licenses,


                                      10.

permits, consents, or other filings are required to be or should obtained under any federal, state or local law and (ii) in promptly applying for or submitting any such governmental approvals, authorizations, licenses, permits, consents, or other filings, furnishing information required in connection therewith and seeking timely to obtain such. The Company will make any and all filings required to be made on its part under the HSR Act.

         (e) Employees; Employee Benefits Matters. The Company shall fully compensate its employees for any accrued vacation pay through the effectiveness of the Closing. The Company shall cause interests of Assumed Employees of the Company in its 401(k) plan to become distributable pursuant to Internal Revenue Code Section 401(k)(10)(A) and any amounts distributed to such employees may be rolled over pursuant to Internal Revenue Code Section 402 to a comparable plan maintained by the Purchaser.

         (f) No Negotiation. The Company shall ensure that, during the Pre-Closing Period, neither the Company, the Owners nor any of the Company's Representatives directly or indirectly:

              (i) solicits or encourages the initiation of any inquiry, proposal or offer from any Person (other than the Purchaser) relating to any Acquisition Transaction; or

              (ii) subject to Section 11.3, participates in any discussions or negotiations with, or provides any non-public information to, any Person (other than the Purchaser) relating to any Acquisition Transaction.

         (g) Medical Director Agreements. The Company will use commercially reasonable efforts to (i) extend existing medical director agreements of the Company for a period of seven (7) years from the date hereof; (ii) assign to Purchaser all existing medical director agreements of the Company; and (iii) eliminate those provisions of each such agreement as they relate to the transfers of patients.

         (h) Consents; Real Property Leases. The Company will use commercially reasonable efforts to obtain all consents required to be obtained (from creditors, licensors, lessors and other Persons) in connection with the transactions contemplated hereby, including, without limitation, consents to the assignment of the Company's acute dialysis services agreements and the Company's real property leases. In each instance in which (i) the term of any of the Company's real property leases does not extend for, or (ii) extension options under such leases do not provide for, a remaining term of at least seven (7) years from the date hereof, the Company will use commercially reasonable efforts to extend the remaining terms of such leases for a minimum of seven (7) years from the date hereof.

         (i) Cooperation. The Company shall cooperate fully with the Purchaser, and shall provide the Purchaser with such assistance as the Purchaser may reasonably request, for the purpose of facilitating the performance by the Purchaser of its obligations under this Agreement and the Acquisition Documents.

         (j) Conditions. The Company shall use commercially reasonable efforts to ensure that the conditions required to be satisfied on the part of the Company are satisfied on a timely basis.

                                      11.

         (k) Confidentiality. The Company shall continue to be bound by its obligations under the Nondisclosure Agreement.

         Section 6.2 Purchaser Covenants. The Purchaser covenants during the Pre-Closing Period:

         (a) Certain Filings. The Purchaser will make any and all filings required to be made on its part under the HSR Act. The
Company and the Purchaser shall furnish each other such necessary information and reasonable assistance as the other may request in connection with its preparation of necessary filings or submissions under the provisions of such laws.

         (b) Sales Taxes. The Purchaser shall pay all real and personal property transfer taxes and fees, if any, sales taxes, if any, and all use, gross receipt or documentary taxes and other similar taxes, if any, imposed on or in connection with the purchase, sale or transfer of the Purchased Assets to, and the assumption of the Assumed Liabilities by, the Purchaser pursuant to this Agreement. The Purchaser shall promptly reimburse the Company for any such taxes and fees which, under applicable law, are imposed upon the Company.

         (c) Cooperation. The Purchaser shall cooperate fully with the Company, and shall provide the Company with such assistance as the Company may reasonably request, for the purpose of facilitating the performance by the Company of its obligations under this Agreement and the Acquisition Documents.

         (d) Governmental Approvals. The Purchaser shall cooperate with the Company (i) in promptly determining whether any governmental approvals, authorizations, licenses, permits, consents, or other filings are required to be or should obtained under any federal, state or local law and (ii) in promptly applying for or submitting any such governmental approvals, authorizations, licenses, permits, consents, or other filings, furnishing information required in connection therewith and seeking timely to obtain such.

         (e) Employees. The Purchaser will offer employment to those current employees of the Company (as of the Closing Date) working in the Business whose names and positions are set forth on Schedule 6.2(e) (the "Assumed Employees"). The Purchaser will pay the Assumed Employees at wage rates competitive in the dialysis industry within the region in which the Company operates and will provide benefits under standard Purchaser benefit plans which shall be comparable to those provided to the other Purchaser employees (including healthcare benefits which do not contain any exclusions or waiting periods for pre-existing conditions with respect to Assumed Employees' initial enrollment). This Section 6.2(e) in no way constitutes an employment agreement between Purchaser and the Assumed Employees as such Assumed Employees shall be employed by the Purchaser on an "at will" basis. The Purchaser disclaims any commitment to employ such Assumed Employees for any specific period.

         (f) Investigation. In conducting its investigation of the business, operations and legal affairs of the Company, the Purchaser shall use its best efforts not to interfere in any manner with the business or operations of the Company or with the performance of any of the Company's employees.

         (g) Conditions. The Purchaser shall use commercially reasonable efforts to ensure that the conditions required to be satisfied on the part of the Purchaser are satisfied on a timely basis.

                                      12.

         (h) Confidentiality. The Purchaser shall continue to be bound by its obligations under the Nondisclosure Agreement.

                                    ARTICLE 7
                 CONDITIONS TO OBLIGATION OF PURCHASER TO CLOSE.

         The obligation of the Purchaser to purchase the Purchased Assets and otherwise consummate the transactions that are to be consummated at the Closing is subject to the satisfaction, as of the Scheduled Closing Time and as of the Closing Date, of the following conditions (any of which may be waived by the Purchaser in whole or in part):

         Section 7.1 Accuracy of Representations and Warranties. The representations and warranties of the Company set forth in Article 4 shall be accurate in all material respects as of the Scheduled Closing Time and as of the Closing Date, except to the extent that (a) any of such representations and warranties refers specifically to a date other than the Scheduled Closing Time or the Closing Date in which event such representation and warranty shall be accurate as of such date, (b) the accuracy of any of such representations and warranties is affected by any of the transactions contemplated by this Agreement or the Acquisition Documents, and (c) any such representation and warranty is modified in a Disclosure Schedule revised as of the Closing Date (which Disclosure Schedule shall be accurate as of the Closing Date) delivered to the Purchaser at least five calendar days prior to the Scheduled Closing Time, to which modifications the Purchaser shall have been deemed to have consented; provided the facts or circumstances described or referred to in such modifications have not had nor would reasonably be expected to have a Material Adverse Effect.

         Section 7.2 Performance. The Company shall have performed, in all material respects, all obligations required under this Agreement and the Acquisition Documents to be performed by the Company on or before the Closing Date.

         Section 7.3 Governmental Consents. The Company shall have received all other consents, approvals, authorizations and waivers required to be obtained by the Company from all Governmental Entities with jurisdiction over the Company in connection with the transactions contemplated by this Agreement and the Acquisition Documents and the operation of the Purchased Assets, except where failure to obtain such consents, approvals, authorizations or waivers will not have a Material Adverse Effect.

         Section 7.4 Third Party Consents. To the extent permitted by Law, the Purchaser shall have received all other consents, approvals, authorizations and waivers from Persons necessary to the assignment and transfer of the Purchased Assets set forth in Schedule 7.4, except where failure to obtain such consents, approval, authorizations or waivers will not have a Material Adverse Effect. Notwithstanding the foregoing, (i) the Company shall have obtained the consent to the assignment of the Company's real property leases to the Purchaser from each of the lessors under such leases, and (ii) the Company shall have obtained the consents necessary to (a) the assignment of all of the Company's medical director agreements to Purchaser, (b) the extension for a period of seven (7) years from the date hereof of the terms of the Company's medical director agreements in a manner mutually acceptable to the Company and the Purchaser with the following Person: Michael E. Arquilla, M.D., and (c) the elimination of those provisions from such medical director agreements as they relate to the transfer of patients.

                                      13.

         Section 7.5 Additional Documents. The Purchaser shall have received the following documents:

         (a) an opinion letter from Bruce Voss, Esq., dated the Closing Date, in a form reasonably acceptable to the Purchaser;

         (b) each of the Acquisition Documents shall have been executed and delivered by the parties thereto; and

         (c) such other documents as the Purchaser may reasonably request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by the Company, (ii) evidencing the compliance by the Company with, or the performance by the Company of, any covenant or obligation set forth in this Agreement or any of the Acquisition Documents, (iii) evidencing the satisfaction of any condition set forth in this Section 7, or (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement or any of the Acquisition Documents.

         Section 7.6 No Injunction. There shall not be in effect, at the Closing, any injunction or other binding order of any Governmental Entity having jurisdiction over the Purchaser that prohibits the consummation of the transactions contemplated by this Agreement and the Acquisition Documents.

                                    ARTICLE 8
                CONDITIONS TO OBLIGATION OF THE COMPANY TO CLOSE.

         The obligation of the Company to sell the Purchased Assets to the Purchaser and otherwise consummate the transactions that are to be consummated at the Closing is subject to the satisfaction, as of the Scheduled Closing Time and as of the Closing Date, of the following conditions (any of which may be waived by the Company in whole or in part):

         Section 8.1 Accuracy of Representations and Warranties. The representations and warranties of the Purchaser set forth in Section 5 shall be accurate in all material respects as of the Scheduled Closing Time and as of the Closing Date.

         Section 8.2 Performance. The Purchaser shall have performed, in all material respects, all obligations required by this Agreement and the Acquisition Documents to be performed by the Purchaser on or before the Closing Date.

         Section 8.3 No Injunction. There shall not be in effect, at the Closing, any injunction or other binding order of any Governmental Entity having jurisdiction over the Company that prohibits the consummation of the transactions contemplated by this Agreement and the Acquisition Documents.

         Section 8.4 Equityholder Approval; Attorney General Consent. The Company shall have received the consent and approval of the Owners to the transactions contemplated by this Agreement and the Acquisition Documents, and Satellite Dialysis Centers, Inc. shall have received written notification from the Office of the California Attorney General that it does not oppose or object to the participation by Satellite Dialysis Centers, Inc. in the Acquisition and the transactions contemplated by the Agreement. In the case of Satellite Dialysis Centers, Inc. (in its capacity as an Owner and not as Agent), it is expressly understood and agreed that its consent and approval is subject to the fiduciary obligations of its board of trustees consistent with its charitable purpose. The parties agree that such consent and approval by the

                                      14.

board of trustees and receipt of approval from the Office of the California Attorney General may only be waived by Satellite Dialysis Centers, Inc. in its sole and absolute discretion.

         Section 8.5 Governmental Consents. To the extent permitted by Law, the Company shall have received all other consents, approvals, authorizations and waivers required to be obtained from all federal, state, municipal and other governmental authorities with jurisdiction over the Company in connection with, and as a condition to, the transactions contemplated by this Agreement and the Acquisition Documents and the operation of the Purchased Assets, except where failure to obtain such consents, approvals, authorizations or waivers will not have a Material Adverse Effect.

         Section 8.6 Third Party Consents. The Company shall have received all other consents, approvals, authorizations and waivers from Persons necessary to the assignment and transfer of the Purchased Assets, except where failure to obtain such consents, approvals, authorizations or waivers will not have a Material Adverse Effect.

         Section 8.7 Additional Documents. The Company shall have received the following documents:

         (a) an opinion letter from Duane, Morris & Heckscher, dated the Closing Date, in a form reasonably acceptable to the Company;

         (b) each of the Acquisition Documents shall have been executed and delivered by the parties thereto; and

         (c) such other documents as the Company may reasonably request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by the Purchaser, (ii) evidencing the compliance by the Purchaser with, or the performance by the Purchaser of, any covenant or obligation set forth in this Agreement or any of the Acquisition Documents, (iii) evidencing the satisfaction of any condition set forth in this Section 8, or (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement or any of the Acquisition Documents.

                                    ARTICLE 9
                            TERMINATION OF AGREEMENT.

         Section 9.1 Right to Terminate Agreement. This Agreement may be terminated prior to the Closing:

         (a) by the mutual agreement of the Company and the Purchaser;

         (b) by the Purchaser at any time after the Termination Date, if any condition set forth in Section 7 shall not have been satisfied or waived; or

         (c) by the Company at any time after the Termination Date, if any condition set forth in Section 8 shall not have been satisfied or waived.

         Section 9.2 Effect of Termination. Upon the termination of this Agreement pursuant to Section 9.1:

                                      15.

         (a) The Purchaser shall promptly cause to be returned to the Company all documents and information obtained in connection with this Agreement and the transactions contemplated by this Agreement and all documents and information obtained in connection with the Purchaser's investigation of the Company's business, operations and legal affairs, including any copies made by the Purchaser or any of the Purchaser's Associates of any such documents or information; and

         (b) neither party hereto shall have any obligation or liability to the other party hereto, except that (i) the Purchaser and the Company shall have the obligations set forth in the Memorandum, and (ii) the Purchaser and the Company shall remain bound by the provisions of the Nondisclosure Agreement, this
Section 9.2 and Article 11.

                                   ARTICLE 10
                      INDEMNIFICATION AND RELATED MATTERS.

         Section 10.1 Indemnification by the Company. Subject to the limitations set forth in this Article 10 and elsewhere in this Agreement, the Company shall indemnify the Purchaser against any Damages that the Purchaser actually incurs during the one-year period commencing on the Closing Date which arise from, occur as a result of or in connection with (a) any breach by the Company of any representation, warranty or covenant of the Company set forth in this Agreement or any of the Acquisition Documents or (b) any liability that arises from or relates to (i) the Excluded Assets or (ii) the Excluded Liabilities.

         Section 10.2 Indemnification by the Purchaser. Subject to the limitations set forth in this Article 10 and elsewhere in this Agreement, the Purchaser shall indemnify the Company and the Owners against any Damages that the Company actually incurs during the one-year period commencing on the Closing Date which arise from, occur as a result of or in connection with (a) any breach by the Purchaser of any representation, warranty or covenant of the Purchaser set forth in this Agreement or any of the Acquisition Documents, or (b) any liability that arises from or relates to (i) the operation of the Purchased Assets after the Closing, and (ii) the Assumed Liabilities.

         Section 10.3 Expiration of Representations, Warranties and Covenants. Except for the covenants set forth in Section 6.2(b) (sales taxes), the covenants set forth in Article 6 shall terminate and expire, and shall cease to be of any force or effect, on the Closing Date, and all liability of the parties hereto with respect to such covenants shall thereupon be extinguished. Except as set forth in the immediately preceding sentence, all of the representations, warranties, covenants and obligations of the Company and the Purchaser set forth in this Agreement and any of the Acquisition Documents shall terminate and expire, and shall cease to be of any force or effect, at 2:00 p.m. (California time) on the first anniversary of the Closing Date, and all liability of the Company or the Purchaser with respect thereto (including their respective obligations under Section 10.1 or Section 10.2, as the case may be) shall thereupon be extinguished; provided, that if, prior to such first anniversary, either party shall have duly delivered a Claim Notice in conformity with all of the applicable procedures set forth in Section 10.8, then the specific indemnification claim set forth in such Claim Notice shall survive such first anniversary (and shall not be extinguished thereby).

         Section 10.4 Deductible Amount. Without limiting the effect of any of the other limitations set forth herein, neither the Purchaser nor the Company shall be required to make any indemnification payment hereunder with respect to any breach of any of their respective representations, warranties, covenants and obligations, except to the extent that the cumulative amount of the Damages actually incurred by the party to be indemnified as a result of all such breaches of such representations, warranties, covenants and

                                      16.

obligations actually exceeds the Deductible Amount; and each party hereto shall only be required to pay, and shall only be liable for, the amount by which the cumulative amount of the Damages actually incurred by the party to be indemnified as a result of all such breaches of such representations, warranties, covenants and obligations actually exceeds the Deductible Amount. The "Deductible Amount" shall be an amount equal to one-half percent (0.5%) of the Purchase Price. Notwithstanding the foregoing, claims for indemnification relating to (i) the Excluded Liabilities (including, without limitation, taxes of the Company described in such definition and Overpayments) and (ii) (a) the Assumed Liabilities and (b) the operation of the Purchased Assets after the Closing, shall not be subject to the Deductible Amount.

         Section 10.5 Maximum Liability. The total amount of the payments that either the Company or the Purchaser, as the case may be, shall be required to make under or in connection with this Agreement or any of the Acquisition Documents pursuant to such party's indemnification obligations shall be limited in the aggregate to a maximum of ten percent (10%) of the Purchase Price, and neither party's respective cumulative liability shall exceed such amount.

         Section 10.6 Knowledge of Breach. For purposes of this Article 10, neither party hereto shall be deemed to have breached any representation or warranty if the other party had, on or prior to the Closing Date, Knowledge of the breach of, or of any facts or circumstances constituting or resulting in a breach of, such representation or warranty.

         Section 10.7 No Implied Representations. The Purchaser and the Company acknowledge that, except as expressly provided in Articles 4 and 5, neither party hereto, and none of the Associates of either party hereto, has made or is making any representations or warranties whatsoever, implied or otherwise.

         Section 10.8 Indemnification Claims. If either party hereto (the "Claimant") wishes to assert an indemnification claim against the other party hereto, the Claimant shall deliver to the other party a written notice (a "Claim Notice") setting forth:

         (a) the specific representation, warranty or covenant alleged to have been breached by such other party, or the specific liability to have been incurred;

         (b) a detailed description of the facts and circumstances giving rise to the alleged breach of such representation, warranty or covenant, or incurrence of such liability; and

         (c) a detailed description of, and a reasonable estimate of the total amount of, the Damages actually incurred or expected to be incurred by the Claimant as a direct result of such alleged breach.

Notwithstanding anything to the contrary contained in this Agreement, Claimant shall not be permitted to deliver any Claim Notice to the other party (and shall not be entitled to assert any indemnification claim set forth in any Claim Notice) unless:

              (i) the indemnification claim set forth in such Claim Notice shall have arisen from a bona fide lawsuit or other bona fide legal proceeding that was instituted by a third party against Claimant or the Company prior to the delivery of such Claim Notice to the other party; or

              (ii) Claimant shall have provided evidence in reasonable detail demonstrating to the other party, before the delivery of such Claim Notice, that Claimant has therefore actually incurred, or is reasonably likely to incur, Damages as a result of the alleged breach described in such Claim Notice.


                                      17.

Any Claim Notice that is delivered to the Purchaser or the Company in contravention of the prohibition set forth in the preceding sentence shall be deemed not to have been "duly delivered" for purposes of Section 10.3 and shall be of no force or effect.

         Section 10.9 Defense of Third Party Actions. If either party hereto (the "Indemnitee") receives notice or otherwise obtains knowledge of any Matter or any threatened Matter that may give rise to an indemnification claim against the other party hereto (the "Indemnifying Party"), then the Indemnitee shall promptly deliver to the Indemnifying Party a written notice describing such Matter in reasonable detail; provided, that for the sole purpose of determining whether a Matter or threatened Matter may give rise to an indemnification claim against the Indemnifying Party within the meaning of this sentence, the limitation set forth in Section 10.4 shall not be taken into account. The timely delivery of such written notice by the Indemnitee to the Indemnifying Party shall be a condition precedent to any liability on the part of the Indemnifying Party under this Section 10 with respect to such Matter. The Indemnifying Party shall have the right, at its option, to assume the defense of any such Matter with its own counsel reasonably satisfactory to the Indemnitee. If the Indemnifying Party elects to assume the defense of any such Matter, then:

         (a) notwithstanding anything to the contrary contained in this Agreement, the Indemnifying Party shall not be required to pay or otherwise indemnify the Indemnitee against any attorneys' fees or other expenses incurred on behalf of the Indemnitee in connection with such Matter following the Indemnifying Party's election to assume the defense of such Matter;

         (b) the Indemnitee shall make available to the Indemnifying Party all books, records and other documents and materials that are under the direct or indirect control of the Indemnitee and that the Indemnifying Party considers necessary or desirable for the defense of such Matter;

         (c) the Indemnitee shall fully cooperate as reasonably requested by the Indemnifying Party in the defense of such Matter and execute such documents and take such other actions as the Indemnifying Party may reasonably request for the purpose of facilitating the defense of, or any settlement, compromise or adjustment relating to, such Matter;

         (d) the Indemnitee shall not admit any liability with respect to such Matter; and

         (e) the Indemnifying Party shall not settle, adjust or compromise such Matter without the prior written consent or approval of the Indemnitee.

If the Indemnifying Party elects not to assume the defense of such Matter, then the Indemnitee shall proceed diligently to defend such Matter with the assistance of counsel satisfactory to the Indemnifying Party; provided, that the Indemnitee shall not settle, adjust or compromise such Matter, or admit any liability with respect to such Matter, without the prior written consent of the Indemnifying Party.

         Section 10.10 Subrogation. To the extent that either party hereto (the "Indemnitor") makes or is required to make any indemnification payment to the other party hereto (the "Indemnified Party"), the Indemnitor shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnified Party or any of the Indemnified Party's Associates may have against any other Person with respect to any Damages, circumstances or Matter to which such indemnification payment is directly or indirectly related. The Indemnified Party shall permit the Indemnitor to use the name of the Indemnified Party and the names of

                                      18.

the Indemnified Party's Associates in any transaction or in any proceeding or other Matter involving any of such rights or remedies; and the Indemnified Party shall take such actions as the Indemnitor may reasonably request for the purpose of enabling the Indemnitor to perfect or exercise the Indemnitor's right of subrogation hereunder.

         Section 10.11 Exclusivity. The right of each party hereto to assert indemnification claims and receive indemnification payments pursuant to this
Article 10 shall be the sole and exclusive right and remedy exercisable by such party with respect to any breach by the other party hereto of any representation, warranty, covenant or obligation. Without limiting the generality of the foregoing, no Indemnitee shall have the right to withhold and deduct any sum that may be owed to such Indemnitee from any amount otherwise payable by such Indemnitee to the Indemnifying Party.

         Section 10.12 Accounts Receivable. In the event the Company receives any payment that relates to accounts receivable generated from services rendered by the Business after the Closing Date, the Company shall promptly transmit these funds to the Purchaser. In the event the Purchaser receives any payment that related to accounts receivable generated from services rendered by the Business on or before the Closing Date, the Purchaser shall promptly transmit these funds to the Company.

         Section 10.13 Tax Matters. Each party will provide the other such assistance as may reasonably be requested in connection with the preparation of any reimbursement-related audit, any tax return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for taxes, and each will retain and provide the other with any records or information which may be relevant to such return, audit or examination, proceedings or determination. The party requesting assistance hereunder shall reimburse the other party for reasonable expenses incurred in providing such assistance. Any information obtained pursuant to this Section or pursuant to any other Section hereof providing for the sharing of information or the review of any tax return or other schedule relating to taxes shall be kept confidential by the Parties and not disclosed to any Person.

         Section 10.14 Tail Insurance. The Company shall use commercially reasonable efforts to maintain in force and effect for five years from the Closing Date the Tail Insurance Coverage relating back five years from the Closing Date. The "Tail Insurance Coverage" shall be health care services professional liability coverage with The Doctors Company or such other financially sound and reputable insurance company or association selected by the Company with limits of liability of $1,000,000 per loss.

                                   ARTICLE 11
                            MISCELLANEOUS PROVISIONS.

         Section 11.1 Time of Essence. Time is of the essence with respect to this Agreement.

         Section 11.2 Compliance with Laws. Each party shall execute such agreements and other documents, and shall take such other actions, as the other may reasonably request (prior to, at or after the Closing) for the purpose of ensuring that the transactions contemplated by this Agreement are carried out in full compliance with the provisions of all applicable laws and regulations.

         Section 11.3 Publicity. No press release, notice to any third party or other publicity concerning the transactions contemplated by this Agreement or any of the Acquisition Documents shall be issued, given or otherwise disseminated without the prior written consent of the Agent and the Purchaser, which will not be unreasonably withheld or delayed; provided, that (a) without the approval of the Purchaser, the Agent

                                      19.

shall be entitled to make disclosures regarding the transactions contemplated hereby (i) to the Office of the California Attorney General and (ii) as may be necessary to effect the transactions contemplated hereby, and (b) either party may make such disclosures as may be contemplated herein or as may be and to the extent required by applicable law.

         Section 11.4 Access of the Company to Books and Records. At all times after the Closing Date, the Purchaser shall give the Company and the Company's Associates reasonable access to the books and records of the Company to inspect and copy such books and records.

         Section 11.5 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California (without giving effect to principles of conflicts of law).

         Section 11.6 Venue and Jurisdiction. If any legal proceeding or other legal action relating to this Agreement is brought or otherwise initiated, the venue therefor shall be in San Francisco, California, which shall be deemed to be a convenient forum. The Purchaser and the Company hereby expressly and irrevocably consent and submit to the jurisdiction of the courts in San Francisco, California.

         Section 11.7 Notices. All notices, consents and other communications under this Agreement shall be in writing and shall be deemed to have been duly given and duly delivered when (i) delivered by hand or (ii) when received by the addressee, if sent by certified mail, return receipt requested, by Express Mail, Federal Express or other express delivery service (receipt requested), in each case, at the appropriate addresses as set forth below (or to such other address as a party may designate as to itself by notice to the other parties):

         if to the Purchaser:

                     Renal Treatment Centers - California, Inc.
                     1180 W. Swedesford Road, Bldg. 2, Ste. 300
                     Berwyn, PA 19312
                     Attention:   Thomas J. Karl
                                  Vice President, Secretary and General Counsel

         with a copy (not constituting notice) to:

                     Duane, Morris & Heckscher
                     4200 One Liberty Place
                     Philadelphia, PA 19103
                     Attention:   Jeffrey S. Henderson, Esq.

         if to the Company:

                     California Kidney Centers, Orange, LLC
                     1310 W. Steward Drive, Suite 206
                     Orange, CA  92868
                     Attention:  Michael Arquilla, M.D.

                                      20.

         with a copy (not constituting notice) to:

                     Micro Optics
                     23 Mauchly, Suite 100
                     Irvine, CA 92618
                     Bruce Voss, Esq.

                     Satellite Dialysis Centers, Inc.
                     345 Convention Way, Suite B
                     Redwood City, CA 94063-1402
                     Attention:   Marc Branson
                                  Chief Financial Officer
                     and

                     Cooley Godward LLP
                     Five Palo Alto Square
                     3000 El Camino Real
                     Palo Alto, CA  94306-2155
                     Attention:   Brian C. Cunningham

         Section 11.8 Table of Contents and Headings. The table of contents of this Agreement and the underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

         Section 11.9 Assignment. Neither party hereto may assign any of its rights or delegate any of its obligations under this Agreement to any other Person without the prior written consent of the other party hereto; provided, that the Company may, prior to or after the Closing, assign to any Person its right to receive all or any portion of the amount payable to the Company under
Section 3.1.

         Section 11.10 Parties in Interest. Nothing in this Agreement is intended to provide any rights or remedies to any Person (including any employee or creditor of the Company) other than the parties hereto.

         Section 11.11 Severability. In the event that any provision of this Agreement, or the application of such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

         Section 11.12 Entire Agreement. This Agreement, the Memorandum, the other Acquisition Documents and the Nondisclosure Agreement set forth the entire understanding of the Purchaser and the Company and supersede all other agreements and understandings between the Purchaser and the Company relating to the subject matter hereof and thereof.

         Section 11.13 Expenses. Each of the parties shall be responsible for and pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

                                      21.

         Section 11.14 Waiver. No failure on the part of either party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

         Section 11.15 Amendments. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of both the Purchaser and the Company.

         Section 11.16 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be as original and all of which, when taken together, will be deemed to constitute one and the same.

         Section 11.17 Waiver of Bulk Transfer Laws. To the extent applicable, the Purchaser and the Company waive compliance with the provisions of Division 6 of the Uniform Commercial Code of the State of California and the provisions of any other applicable laws relating to bulk transfers of assets.

         Section 11.18 Post-Signing Procedure. The parties are executing this agreement in advance of finalizing the terms of one or more Exhibits, prior to the delivery of certain parts of the Disclosure Schedule that may qualify the representations and warranties herein set forth, and prior to the Purchaser's completion and analysis of its due diligence investigation.

         (a) The Company shall be responsible for preparing all Parts of the Disclosure Schedule other than as specifically agreed. The Company shall deliver a proposed Disclosure Schedule for review by the Purchaser within seven (7) days of the date of this Agreement. The Disclosure Schedule shall be deemed accepted by the Purchaser within five (5) business days after delivery thereof unless the Purchaser notifies the Company of any objections. If the Purchaser determines in good faith that the Disclosure Schedule reveals information that had not been previously known by or disclosed to the Purchaser, and would have in the Purchaser's reasonable judgment a Material Adverse Effect, then the Purchaser will immediately notify the Company of such information (but within such five-day period), and the parties shall in good faith use commercially reasonable efforts to eliminate, waive or resolve any problem. If, notwithstanding such efforts, such problem cannot be eliminated, waived or resolved, either the Company or the Purchaser may elect to terminate this Agreement pursuant to the terms of Section 9.1(b) or 9.1(c), as the case may be.

         (b) The Purchaser shall promptly complete its final due diligence investigation of the Company by October 5, 1997.

         Section 11.19 Interpretation of Agreement.

         (a) Each party hereto acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement.

         (b) Whenever required by the context hereof, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

                                      22.

         (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words "without limitation."

         (d) References herein to "Articles," "Sections" and "Exhibits" are intended to refer to Sections of and Exhibits to this Agreement.

         Section 11.20 Commercially Reasonable Efforts. Throughout this Agreement and the other Acquisition Documents, subject to Section 1.2, "commercially reasonable efforts" of a Person shall mean the efforts that a prudent Person using ordinary business practice and judgment consistent with industry practice and desiring to achieve a particular result would use in order to obtain such result, which efforts may include, among other things, the expenditure of funds; provided, that such efforts shall not require a Person to
(i) expend funds other than for the payment of reasonable and customary costs and expenses of employees, legal counsel, consultants, representatives or agents of such Person or (ii) institute litigation or arbitration proceedings as a part of its efforts.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                      23.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                 CALIFORNIA KIDNEY CENTERS, ORANGE, LLC

                                 By:      California Kidney Centers

                                          By:    Kidney Healthcare Centers, Inc.

                                          By:      /s/ Mark Burke
                                                  -------------------------
                                                   Name:    Mark Burke
                                                   Title:   President

                                 RENAL TREATMENT CENTERS-CALIFORNIA, INC.

                                 By:      /s/ Robert L. Mayer, Jr.
                                          -----------------------------------
                                          Name:    Robert L. Mayer, Jr.
                                          Title:   Chairman, President and Chief
                                                    Executive Officer



                           ASSET PURCHASE AGREEMENT

                                                                       EXHIBIT A

                                 DEFINED TERMS


         For purposes of this Agreement (including the Disclosure Schedule):

         "Agreement" shall mean the Asset Purchase Agreement to which this Exhibit A is attached.

         "Acquisition" means the acquisition by the Purchaser of the Purchased Assets.

         "Acquisition Documents" shall have meaning specified in Section 4.2.

         "Acquisition Transaction" shall mean any transaction involving:

         (a) the sale or other disposition of all or any portion of the Company's business or assets (other than in the ordinary course of business);

         (b) the issuance, sale or other disposition of any Equity Securities of the Company; or

         (c) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving the Company.

         "Affiliate" means a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, specified Person.

         "Agent" shall have the meaning specified in the Memorandum.

         "Associates" of a Person shall include:

         (a) such Person's affiliates, stockholders, directors, officers, employees, agents, attorneys, accountants and representatives; and

         (b) all stockholders, directors, officers, employees, agents, attorneys, accountants and representatives of each of such Person's affiliates.

         "Assumed Contracts" shall have the meaning specified in Section 1.1(f).

         "Assumed Liabilities" shall have the meaning specified in Section 2.1.

         "Audited Financial Statements" shall mean the audited balance sheet of the Company as of December 31, 1996, and such related audited statement of operations of the Company for the period then ended, including the notes thereto, accompanied by the report of Frank Rimmerman & Co. thereon.

         "Business" shall have the meaning specified in the Recitals.

         "Claim Notice" shall have the meaning specified in Section 10.8.

         "Claimant" shall have the meaning specified in Section 10.8.

                                      1.

         "Closing" shall have the meaning specified in Section 3.3.

         "Closing Date" shall mean the time and date as of which the Closing actually takes place.

         "Company" shall mean California Kidney Centers, Orange, LLC, a California limited liability company.

         "Damages" shall mean out-of-pocket losses and damages; provided, that for purposes of computing the amount of Damages incurred by any Person, there shall be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements directly or indirectly received by such Person or any of such Person's affiliates in connection with such Damages or the circumstances giving rise thereto.

         "Deductible Amount" shall have the meaning specified in Section 10.4.

         "Disclosure Schedule" shall mean that certain Disclosure Schedule delivered together with the Agreement, which shall be arranged in parts to correspond with the sections and subsections of the Agreement and each disclosure set forth therein shall be deemed to modify each and every representation, warranty and covenant of the Company set forth in the Agreement as it pertains to such representation, warranty or covenant. The contents of each of the contracts and other documents referred to in the Disclosure Schedule shall be deemed to be incorporated and referred to in the Disclosure Schedule as though set forth in full therein.

         "Encumbrance" shall mean any encumbrance, lien, mortgage, pledge, lease or noncontingent charge.

         "Equity Securities" means any capital stock or other equity interest, or securities convertible into or exchangeable for capital stock or other equity interest, or any other rights, warrants or options to acquire any of the foregoing securities.

         "ESRD Patients" has the meaning specified in the Recitals.

         "Excluded Assets" shall mean (i) all of the Company's cash balances, cash equivalents and accounts receivable, (ii) the Company's corporate franchise and related indicia, (iii) the consideration delivered to the Company pursuant to and all rights arising under this Agreement or any of the Acquisition Documents, (iv) the Company's tax returns, refunds and tax records, (v) all insurance policies and surety bonds of the Company, (vi) all items of prepaid expenses, deposits and other similar sums to which the Company may become entitled to a refund, (vii) all payroll processing agreements, (viii) all vending service agreements, including, without limitation, the Cold Drink Equipment Agreement entered into by Dialysis Systems, LLC, and (ix) any and all administrative service agreements between the Company and Satellite Dialysis Centers, Inc.

         "Excluded Liabilities" shall mean (i) any and all of the Company's Closing transaction fees and expenses, including, without limitation, the Company's financial advisory, accounting and legal fees and expenses, (ii) subject to Sections 6.1(e) and 6.2(e), obligations relating to the Company's employees, including, without limitation, accrued salaries and wages, obligations under the Company's employee benefit plans, and retention bonuses and severance obligations payable to employees of the Company, through the Closing Date as a result of the transactions contemplated by this Agreement and the other Acquisition Documents, (iii) any and all federal and state income taxes payable by the Company as a result of the transactions contemplated by this Agreement and the Acquisition Documents, (iv) the

                                      2.

Company's federal, state and local taxes for any period prior to the Closing accrued through the Closing Date, (v) any liability arising out of or relating to overpayments, malpractice, fraud and violations of applicable federal and state fraud and abuse, anti-kickback and Stark laws occurring prior to Closing Date, or (vi) any liability or obligation of the Company that is not expressly assumed by the Purchaser herein.

         "Financial Statements" shall mean the Audited Financial Statements and the Unaudited Financial Statements.

         "GAAP" shall mean generally accepted accounting principles, applied on a basis consistent with the basis on which the applicable financial statements were prepared.

         "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government or any quasi-governmental authority or self-regulatory organization (such as the New York Stock Exchange, Inc.), whether federal, state or local.

         "HCFA" shall have the meaning specified in Section 4.10(b).

         "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder.

         "Indemnified Party" shall have the meaning specified in Section 10.10.

         "Indemnifying Party" shall have the meaning specified in Section 10.9.

         "Indemnitee" shall have the meaning specified in Section 10.9.

         "Indemnitor" shall have the meaning specified in Section 10.10.

         "Knowledge," to the best knowledge of, to which a Person is aware, known to a Person, or any variation thereof shall mean the actual knowledge of such Person without having made independent investigation in connection with this Agreement. For the Company, Knowledge shall be the actual knowledge of Mark Burke, Marc Branson and Michael E. Arquilla, M.D..

         "Laws" shall have the meaning specified in Section 4.10(a).

         "Material Adverse Effect" shall mean any occurrence, event or condition, either individually or in the aggregate, having a material adverse effect on the business operations or financial condition of the Company, or the Purchased Assets, taken together as a whole.

         "Material Contract" shall have the meaning specified in Section 4.7.

         "Matter" shall mean any claim, demand, dispute, action, suit, examination, audit, proceeding, investigation, inquiry or other similar matter.

         "Medicaid" means that means-tested entitlement program under Title XIX of the Social Security Act that provides federal grants to states for medical insurance based on specific eligibility criteria, as interpreted by the appropriate Governmental Entities prior to the date hereof.

                                      3.

         "Medical Reimbursement Programs" means the Medicare, Medicaid programs and any other health care program operated by or serviced in whole or in part by any federal, state or local government, each as interpreted by the appropriate Governmental Entities prior to date hereof.

         "Medicare" means that government-sponsored entitlement program under Title XVIII of the Social Security Act that provides for a health insurance program for eligible elderly and disabled individuals, as interpreted by the appropriate Governmental Entities prior to the date hereof.

         "Memorandum" means that certain Memorandum of Understanding of even date herewith by and among the Purchaser, California Kidney Centers, California Kidney Centers, Inpatient Services, LLC, California Kidney Centers, Orange, LLC, Dialysis Systems, Inpatient Services, LLC, Dialysis Systems, LLC and Satellite Dialysis Centers, Inc., solely as agent for the selling parties thereto.

         "Noncompetition Agreement" shall have the meaning specified in
Section 3.4(e).

         "Nondisclosure Agreement" shall mean that certain Nondisclosure Agreement, dated May 27, 1997, between the Purchaser and Satellite Dialysis Centers, Inc., on behalf of itself and as agent for the Company and the Owners.

         "Overpayments" shall have the meaning specified in Section 4.10(a).

         "Owner" shall mean each holder of Equity Securities of the Company.

         "Permitted Encumbrances" shall mean (i) those encumbrances resulting from taxes that have not yet become due and delinquent, (ii) minor encumbrances that do not materially detract from the value of the real property interests subject thereto or materially impair their operations, (iii) zoning laws and other use restrictions of public record, (iv) encumbrances that arise or have otherwise arisen in the ordinary course of business, (v) restrictions arising under all Laws, and (vi) those encumbrances described in Part 4.5 of the Disclosure Schedule.

         "Person" shall mean any individual, corporation, association, general partnership, limited partnership, venture, trust, association, firm, organization, company, business, entity, union, society, government (or political subdivision thereof) or governmental agency, authority or instrumentality.

         "Physical Assets" shall have the meaning specified in Section 4.5.

         "Purchase Price" shall have the meaning specified in Section 3.1.

         "Purchased Assets" shall have the meaning specified in the Section 1.1.

         "Purchaser" shall mean Renal Treatment Centers - West, Inc., a Delaware corporation/Renal Treatment Centers - California, Inc., a Delaware corporation.

         "Purchaser Material Adverse Effect" shall have the meaning specified in
Section 5.1.

         "Proprietary Rights" shall have the meaning specified in Section 4.8.

         "Registered Patients" shall mean patients who have completed and mailed Health Care Financing Administration Form 2728 indicating that they are registered patients of one of the Sellers' facilities.

                                      4.

         "Scheduled Closing Time" shall mean 2:00 p.m. (California time) on October 31, 1997 or such time and date as may be postponed by the mutual agreement of the parties hereto.

         "Statement Date" December 31, 1996.

         "Termination Date" shall mean the later of (i) December 31, 1997 and
(ii) seven (7) days after receipt of all consents, approvals, authorizations and waivers of all Governmental Entities required to be obtained under this Agreement.

         "Unaudited Financial Statements" shall mean the unaudited balance sheet of the Company as of June 30, 1997, and such related statement of operations of the Company for the period then ended prepared by the Company.

                                      5.